AMENDED AND RESTATED CREDIT AGREEMENT

         THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is entered into on January 14, 2011 and to be effective on the Effective Date (as defined below) by and between INTERMEC, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower and Lender are parties to that certain Credit Agreement dated September 27, 2007 (the "Existing Credit Agreement").  Provided the Target Acquisition (as defined below) closes, the parties desire to make certain changes to the Existing Credit Agreement and have decided, for ease of reference, to amend and restate the Existing Credit Agreement in its entirety on the Effective Date subject to the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as of the Effective Date as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1.                                   LINE OF CREDIT.

(a)             Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including the Maturity Date, not to exceed at any time the aggregate principal amount of One Hundred Million Dollars ($100,000,000) ("Line of Credit"), the proceeds of which shall be used to finance Borrower’s working capital requirements, general corporate purposes and/or the Target Acquisition.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by the Line of Credit Note, all terms of which are incorporated herein by this reference.  In accordance with the terms and conditions set forth in Section 7.13 below, the Line of Credit Note shall only become effective on the Effective Date.

(b)             Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue a Letter of Credit denominated in Dollars and Alternative Currencies for the account of Borrower.  The form and substance of each Letter of Credit shall be subject to approval by Bank, in its reasonable discretion.  A Letter of Credit may be issued at any time prior to the Maturity Date, provided, however, that no Letter of Credit shall have an expiration date subsequent to the Maturity Date.  The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  The amount reserved for each Alternative Currency denominated Letter of Credit shall be the most recent Dollar Equivalent Amount of such Letter of Credit as determined at least once each calendar week.  Each Letter of Credit shall also be subject to the terms and conditions of that certain Amended and Restated Letter of Credit Agreement dated as of August 30, 2007 between Bank and Borrower (as the same may be amended from time to time the “LC Agreement”), each application for the issuance of a Letter of Credit (an “LC Application”), and any related documents required by Bank in connection with the issuance thereof.  If the terms or conditions of the LC Agreement or any LC Application or any related document required by Bank in connection with the issuance of a Letter of Credit contradict any terms or conditions in this Agreement, the terms and conditions in this Agreement will control.  Each drawing paid under a Letter of Credit by Bank shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided, however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount so paid, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.  In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing and such interest.

(c)             Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained in the Loan Documents; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2.                                   INTEREST/FEES.

(a)             Interest.  The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.  The amount of each drawing paid under any Letter of Credit shall be an advance under the Line of Credit from the date such drawing is paid to the date such amount is fully repaid by Borrower.

(b)             Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in the Loan Documents.

(c)             Unused Line Fee.  Borrower shall pay to Bank a fee equal to the Applicable Rate per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily amount by which the total of the undrawn amount of all Letters of Credit and the outstanding principal balance of the Line of Credit is less than $100,000,000, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.

(d)             Letter of Credit Fees.  Borrower shall pay to Bank the following fees with respect to the Letters of Credit:  (i) Borrower will pay a commission fee on each standby Letter of Credit quarterly in arrears starting on the last Business Day of the quarter in which each such standby Letter of Credit is issued, and on the last Business Day of each quarter thereafter during the term of each such Letter of Credit, and ending on the date each such Letter of Credit expires, with such fee being equal to the Applicable Rate per annum (computed on the basis of a 360-day year, actual days elapsed) during each day of such full or partial quarterly payment period applied to the outstanding face amount of such Letter of Credit on each such day, (ii) Borrower will pay an issuance fee on each commercial Letter of Credit in advance on the date each commercial Letter of Credit is issued, increased and extended, with such fee being one eighth of one percent (0.125%), with a minimum of $175, applied to the outstanding face amount of each commercial Letter of Credit on the date it is issued and extended and on the amount of any increase in a commercial Letter of Credit on the date it is increased; with the understanding that no such commercial Letter of Credit fee shall be refunded to Borrower if a commercial Letter of Credit’s initially scheduled or later extended expiration date is moved forward by amendment or cancellation or if such commercial Letter of Credit is fully or partially drawn down before its initially scheduled or later extended expiration date, (iii) Borrower will pay fees upon the handling and processing of each drawing under any Letter of Credit, and (iv) Borrower will pay fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, any amendment, assignment of drawing proceeds, transfer of drawing rights, or cancellation of any Letter of Credit), which fees, in the case of clauses (iii) and (iv) of this Section 1.2(d), will be determined in accordance with Bank's standard fees and charges then in effect for such activity.

SECTION 1.3.                                   COLLATERAL.

As security for the full and prompt payment in cash and performance of the Secured Obligations, Borrower and Subsidiary Guarantors shall enter into the Security Agreement on or before the Effective Date.

SECTION 1.4.                                   GUARANTIES; SECURITY AGREEMENT.  The payment and performance of all Indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by, and shall be secured in part by secured interests granted by, Intermec IP Corp., Intermec Technologies Corporation, Intermec International Incorporated and Vancouver Acquisition Corporation and by any Domestic Subsidiary required to be a Subsidiary Guarantor pursuant to Section 5.4.

SECTION 1.5.                                   CERTAIN DEFINED TERMS.  Each capitalized term used and not otherwise defined in this Agreement or one of the other Loan Documents shall have the meaning attributed to such term on Exhibit A attached hereto.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank as of the Effective Date, which representations and warranties shall survive the execution of this Agreement and (except as otherwise limited below) shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.                                   LEGAL STATUS.  Borrower and each Subsidiary is duly organized and existing and in good standing under the laws of its respective jurisdiction of organization, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect.  Each Subsidiary existing as of the Effective Date is listed on Schedule 2.1 together with the book value of its assets as of the end of the most recent fiscal quarter before the Effective Date (or as of the Effective Date with respect to each Person that was not a Subsidiary as of the end of such fiscal quarter).

SECTION 2.2.                                   AUTHORIZATION AND VALIDITY.  The Loan Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the Subsidiary Guarantor that executes the same, enforceable in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principals, whether enforcement is sought by proceedings in equity or at law.

SECTION 2.3.                                   NO VIOLATION.  The execution, delivery and performance by Borrower or a Subsidiary Guarantor, as applicable, of each of the Loan Documents executed by such party do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws or other operative formation or governing documents of Borrower or such Subsidiaries, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any such Subsidiary is a party or by which Borrower or any such Subsidiary may be bound, except, in each case, where such violation, contravention, breach or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 2.4.                                   LITIGATION.  Except as set forth in Schedule 2.4, there are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings against Borrower or any Subsidiary by or before any governmental authority, arbitrator, court or administrative agency which in each case, are expected, in the reasonable judgment of the Borrower, to have a Material Adverse Effect.

SECTION 2.5.                                   CORRECTNESS OF FINANCIAL STATEMENTS.  The annual consolidated financial statement of Borrower dated December 31, 2009, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) present fairly in all material respects the financial condition of Borrower and its Subsidiaries on a consolidated basis, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP, consistently applied, subject, in the case of unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure required in accordance with GAAP.  Since the dates of such financial statements there has been no Material Adverse Effect.

SECTION 2.6.                                   INCOME TAX RETURNS.  Borrower has no knowledge of any pending material assessments or adjustments of its or any Subsidiary Guarantor’s income tax payable with respect to any year.

SECTION 2.7.                                   NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary Guarantor is a party or by which Borrower or any Subsidiary Guarantor may be bound that requires the subordination in right of payment of any of Borrower's or any Subsidiary Guarantor’s obligations under any Loan Document to any other obligation of Borrower or any Subsidiary Guarantor.

SECTION 2.8.                                   PERMITS, FRANCHISES.  Borrower and each Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except where failure to possess the same individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.9.                                   ERISA.  Except as would not reasonably be expected to have a Material Adverse Effect, (i) with respect to each Plan (as defined below), Borrower and each Subsidiary is in compliance with all applicable provisions of ERISA; (ii) Borrower has not violated any provision of any defined benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any Subsidiary (each, a "Plan"); (iii) no “reportable event” (as defined in Section 4043 of ERISA, but excluding any event for which the 30-day notice requirement is waived, a “Reportable Event”) has occurred and is continuing with respect to any Plan; and (iv) Borrower and each Subsidiary has met its minimum funding requirements under ERISA with respect to each Plan.

SECTION 2.10.                                   OTHER OBLIGATIONS.  As of the Effective Date, neither Borrower nor any Subsidiary is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except where such defaults, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

SECTION 2.11.                                   ENVIRONMENTAL MATTERS.  Borrower and each domestic Subsidiary is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's or any such Subsidiary’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time, except for any noncompliance which, when taken singly or with all other such noncompliance, has not resulted, and could not reasonably be expected to result in a Material Adverse Effect.  None of the operations of Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment that could reasonably be expected to result in a Material Adverse Effect.  Neither Borrower nor any Subsidiary has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment that could reasonably be expected to result in a Material Adverse Effect.

SECTION 2.12.                                   NO MATERIAL ADVERSE CHANGE.  Since the date of Borrower's financial statements as of the end of its third fiscal quarter for 2010, there has been no change or circumstance that resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

ARTICLE III
EFFECTIVE DATE; CONDITIONS OF EACH EXTENSION OF CREDIT

SECTION 3.1.                                   EFFECTIVE DATE DELIVERABLES. On or before the Effective Date:

(a)             Documentation.  On or before the Effective Date, Bank shall have received each of the following, duly executed with all exhibits and schedules thereto completed in a manner reasonably acceptable to Bank:

(i)	the Line of Credit Note;

(ii)	the Guaranties of Intermec International Incorporated and Vancouver Acquisition Corporation; and

(iii)	the Guarantor's Acknowledgement, Consent and Reaffirmation of Intermec IP Corp. and Intermec Technologies Corporation in the form attached hereto as Exhibit F; and

(iv)	the Security Agreement.

(b)             Location Schedule.  At least thirty days before the Effective Date, Bank shall have received Schedule 3(d) to the Security Agreement.

(c)             Updated Schedules.  At least three Business Days before the Effective Date, Bank shall have received schedules to the Loan Documents, which, if different than the information provided in the draft schedules included as part of Exhibits C, D and E hereto, shall contain changes reasonably acceptable to Bank.

(d)             Certificates; Legal Opinions.  On the Effective Date, Bank shall have received each of the following, in form and substance reasonably acceptable to Bank, with respect to Borrower and each Subsidiary Guarantor:

(i)
a certificate of its secretary or assistant secretary dated as of the Effective Date as to:  (A) resolutions of its board of directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to be executed by it; (B) its bylaws, a copy of which is attached thereto; and (C) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and the Loan Documents to be executed by it;

(ii)	from the Secretary of State (or other appropriate governmental official) of its jurisdiction of incorporation, a good standing certificate and certified copy of its articles of incorporation; and

(iii)	an opinion of its legal counsel with respect to the matters identified on Exhibit G.

(e)             Audited Financial Statements.  At least three Business Days before the Effective Date, Borrower shall deliver to Bank (i) its consolidated, audited financial statements for fiscal year 2010 and (ii) the consolidated, audited financial statements of Vocollect, Inc. for fiscal year 2010.

(f)             Absence of Default.  As of the Effective Date, there shall be no continuing default under the Original Loan Documents and no circumstance that would constitute a default under this Agreement or any of the other Loan Documents.

SECTION 3.2.                                   CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction (or waiver) of each of the following conditions:

(a)             Compliance.  Except as otherwise provided herein or therein, the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true in all material respects on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall exist or have occurred and be continuing.

             (b)             Additional Letter of Credit Documentation.  Prior to the issuance of each Letter of Credit, Bank shall have received the LC Application for such Letter of Credit and any other Letter of Credit documents required by Bank, all properly completed and duly executed by Borrower.

(c)             No Material Adverse Effect.  As of the date of the extension of credit, and before and after giving effect thereto, there shall have been no event which has had, or could reasonably be expected to have, a Material Adverse Effect.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and shall cause each Subsidiary Guarantor (or, where indicated, each Subsidiary) to, unless Bank otherwise consents in writing:

SECTION 4.1.                                   PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2.                                   ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with GAAP, consistently applied, and permit any representative of Bank, at any reasonable time upon reasonable prior written notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower or any Subsidiary.

SECTION 4.3.                                   FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)             not later than 120 days after and as of the end of each fiscal year, an annual projection of budget of Borrower and its Subsidiaries;

(b)             not later than 120 days after and as of the end of each fiscal year, a 10K report filed with the Security Exchange Commission;

(c)             not later than 45 days after and as of the end of each fiscal quarter, a 10Q report filed with the Security Exchange Commission;

    (d)             contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer or treasurer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, or if an Event of Default or Default exists, a description thereof; and

(e)             from time to time such other information as Bank may reasonably request.

SECTION 4.4.                                   COMPLIANCE.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business and (ii) comply with the provisions of all documents pursuant to which Borrower or any Subsidiary is organized and/or which govern Borrower's or any Subsidiary’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, Borrower’s Subsidiaries and/or their respective businesses.

SECTION 4.5.                                   INSURANCE.  Maintain and keep in force, for each business in which Borrower and each Subsidiary Guarantor is engaged, insurance of the types and in amounts customarily carried in similar lines of business, with all such insurance carried with companies and in amounts consistent with those maintained by Borrower and the Subsidiary Guarantors on the date hereof with such changes as determined by Borrower in its reasonable business judgment subject to disclosure and approval of current insurance details/certificates, and deliver to Bank from time to time, at Bank's request, schedules setting forth all insurance then in effect.

SECTION 4.6.                                   FACILITIES.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) keep all material properties useful or necessary to Borrower's and each Subsidiary’s business in good repair and condition, ordinary wear and tear excepted, and (ii) from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.                                   TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all material assessments and taxes, both real or personal, including, without limitation, federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or any Subsidiary Guarantor may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or any Subsidiary Guarantor has made provision for appropriate reserves in accordance with GAAP.

SECTION 4.8.                                   LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

SECTION 4.9.                                   FINANCIAL CONDITION.  Maintain Borrower's consolidated financial condition as follows using GAAP, consistently applied, and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)           Tangible Net Worth not less than the sum of (i) 80% of pro-forma stockholders’ equity determined in a manner reasonably acceptable to Bank after giving effect to Target Acquisition less acquired goodwill and all intangibles, plus (ii) 75% of annual net income for each fiscal year beginning with fiscal year 2011, but with no deduction for net losses; plus (iii) 100% of net proceeds from equity issuance that occurs in fiscal year 2011, and each fiscal quarter thereafter (other than stock issued to officers, directors or employees in respect of retirement or other similar plans, grants of stock appreciation, stock options, restricted stock or other similar rights), less (iv) 100% of Board approved stock repurchases permitted pursuant to Section 5.7.

(b)           Annual net income after taxes not less than $3,000,000 for fiscal year 2011; $20,000,000 for fiscal year 2012, and $20,000,000 for fiscal year 2013.

(c)           Adjusted Net Income Before Taxes for the four fiscal quarters ending with each quarter set forth below shall not be less than the amount set opposite such quarter below:

Four Fiscal Quarters Ending With	Minimum Adjusted Net Income Before Taxes
Q1 2011	$1
Q2 2011	$4,000,000
Q3 2011	$10,000,000
Q1, 2 and 3 2012	$15,000,000
Q1, 2 and 3 2013	$15,000,000

"Adjusted Net Income Before Taxes" means Borrower's net income before tax for the applicable four fiscal quarters plus Target Acquisition Costs incurred in such period, plus, for any period before the Effective Date, net income before tax attributable to the business activity associated with the assets acquired in the Target Acquisition.  If expenses related to the amortization of intangibles acquired in the Target Acquisition vary materially from $2,500,000 per quarter (the estimated amount on which the foregoing covenant amount was determined), Bank in its reasonable discretion, will decrease or increase the minimum Adjusted Net Income Before Taxes set forth above to reflect such variance, provided that in no event will minimum Adjusted Net Income Before Taxes be less than One Dollar.

(d)     Asset coverage ratio not less than 1.00:1.00 as of the end of each fiscal quarter beginning with the first quarter of 2011.  “Asset Coverage Ratio” means the ratio of (A) the total of the following as of the end of such fiscal quarter: (i) 80% of domestic accounts receivable, (ii) 55% of domestic finished goods inventory, (iii) 30% of domestic parts and service inventory and (iv) 50% of total cash and cash equivalents through fourth fiscal quarter 2011 and 50% of domestic cash and cash equivalents thereafter to (B) the total outstanding principal balance of the Line of Credit plus the undrawn face amount of all Letters of Credit.

SECTION 4.10.                                   NOTICE TO BANK.  Promptly (but in no event more than five (5) days after a Responsible Officer of the Borrower or any Subsidiary Guarantor becomes aware of the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default or (b) the occurrence and nature of any Reportable Event or prohibited transaction (as defined in Section 406 of ERISA) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Borrower or any Subsidiary Guarantor.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not permit any Subsidiary Guarantor (or, where indicated, any Subsidiary) to, without Bank's prior written consent:

SECTION 5.1.                                   USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.                                   MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  (i) Merge into or consolidate with any other Person unless Borrower or (if Borrower is not a party) a Subsidiary Guarantor is the surviving entity (provided the foregoing requirement shall not apply to the Target Acquisition, which, in any event, is a permitted transaction); (ii) dissolve unless after giving effect to such dissolution, substantially all of its assets are transferred directly or indirectly to Borrower or (if Borrower is not a party) one or more other Subsidiary Guarantors;  (iii) make any substantial change in the nature of Borrower's or any Subsidiary Guarantor’s business as conducted as of the date hereof; (iv) nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or any Subsidiary Guarantor’s assets except (a) in the ordinary course of such entities’ business, (b) obsolete, worn out, unnecessary or no longer used or useful in such Borrower’s or such Subsidiary Guarantor’s business, (c) other sales, leases, transfers or dispositions, on a consolidated basis, not to exceed $30,000,000 in the aggregate from and after the Effective Date, (d) any sale, lease, transfer or other disposition to Borrower, any Subsidiary Guarantor or any domestic Subsidiary that concurrently becomes a Subsidiary Guarantor and (e) the Post-Acquisition Restructuring.

SECTION 5.3.                                   GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for Indebtedness of any other Person, except in connection with Indebtedness permitted hereunder.

SECTION 5.4.                                   LOANS, ADVANCES, INVESTMENTS.  After the date hereof, make any loans or advances to or investments in any Person, except (a) any of the foregoing set forth on Schedule 5.4, (b) investments, loans or advances in an amount not to exceed $30,000,000 at any time outstanding in Subsidiaries other than Subsidiary Guarantors, (c) equity in Subsidiaries existing on the date hereof and the capital contributions therein outstanding as of the date hereof; (d) capital contributions, loans or advances by Borrower or any Subsidiary Guarantor to any Subsidiary Guarantor or Borrower; (e) notes or securities issued by a customer or supplier of Borrower or any Subsidiary Guarantor in connection with an bankruptcy, liquidation or other insolvency proceeding in respect of such customer or supplier; (f) purchasing the equity of any Person in connection with an acquisition, provided that such Person shall become a Subsidiary Guarantor if (1) it is a Domestic Subsidiary and (2) on a pro forma basis such Person would represent, or at any time after such acquisition represents, (A) more than 10% of Borrower's consolidated EBITDA for the four fiscal quarters ended as of the end of Borrower's most recently ended fiscal quarter or (B) more than 10% of Borrower's consolidated Tangible Net Worth; (g) U.S. Treasury notes or other U.S. Federal securities that have a maximum maturity for any single issue of not more than five years; (h) corporate bonds with minimum rating of A- by S&P or A3 by Moody’s; (i) taxable or tax-exempt municipal notes and bonds, with a minimum rating of A- by S&P or A3 by Moody’s (including any state, county, town, city, village, fire district, or school district, all revenue bonds, including but not limited to, water and sewer, highway, housing authorities, medical care agencies and project finance agencies and certification of participation bonds); (j)  Taxable Adjustable Rate Notes (TARNs); (k) commercial paper or banker’s acceptances rated A2 or higher by S&P or P2 or higher by Moody’s; (l) deposits, including Eurodollar denominated bank deposits; certificates of deposit; repurchase agreements or U.S. money market funds; (m) the Post-Acquisition Restructuring; (n) the Target Acquisition, and (o) any other loan, advance or investment permitted by Section 5.2.

SECTION 5.5.                                   NEGATIVE PLEDGE REGARDING CERTAIN SUBSIDIARIES.  Permit the Subsidiaries that are not party to the Security Agreement to create, incur, assume or permit to exist any Lien on any of their assets other than purchase money security interests and capital leases securing Indebtedness that in the aggregate does not exceed $20,000,000 in principal amount at any time outstanding and Permitted Liens.

SECTION 5.6.                                   INDEBTEDNESS.  Create, incur, assume or suffer to exist any Indebtedness or permit any Subsidiary to do so, other than the following: (a) Indebtedness under the Loan Documents; (b) Indebtedness listed on Schedule 5.5 and any refinancings, extensions or renewals thereof, provided the amount of such Indebtedness is not increased, (c) Indebtedness secured by Liens permitted under the Loan Documents, (d) Indebtedness subordinated in writing on terms acceptable to Bank, and/or (e) unsecured Indebtedness of Borrower and Subsidiary Guarantors in an aggregate principal amount not to exceed $20,000,000 at any time outstanding.

SECTION 5.7.                                   STOCK REPURCHASES.  After the date hereof, redeem or repurchase, in the aggregate from and after the Effective Date, more than $50,000,000 of Borrower's Equity Interests.

SECTION 5.8.                                   TRANSACTIONS WITH CERTAIN SUBSIDIARIES.  Engage in, or provide any funding or support to or for the benefit of, any Subsidiary that is required to be a Subsidiary Guarantor unless such Subsidiary has executed and delivered the required guaranty and the required security agreement (or a joinder thereto) and such guaranty and security agreement (or joinder thereto) are in full force and effect.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.                                   The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)             Borrower or any Subsidiary Guarantor shall fail to pay when due any principal, or within five Business Days of when due, any interest or fees or other amounts payable under any of the Loan Documents.

(b)             Any certificate furnished to Bank or any representation or warranty made by Borrower or any Subsidiary Guarantor under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made or any financial statement furnished to Bank shall fail to fairly present the financial condition or results of operations set forth therein.

(c)             Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) Business Days after notice from Bank.

(d)             Any default in the payment or performance of any obligation beyond any applicable grace period, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Subsidiary Guarantor has incurred any Indebtedness, including Bank, with a singular or aggregate outstanding payment or performance obligation in excess of $25,000,000 which would entitle the holder or holders of such Indebtedness to accelerate the payment thereof; provided, however, that upon the waiver or cure of such default with respect to such Indebtedness, the Event of Default under this subsection (d) shall be automatically cured.

(e)             The filing of a notice of judgment lien against Borrower or any Subsidiary Guarantor; or the recording of any abstract of judgment against Borrower or any Subsidiary Guarantor in any county in which Borrower or such Subsidiary Guarantor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Subsidiary Guarantor; or the entry of a judgment against Borrower or any Subsidiary Guarantor, in each case under this clause (e) where such lien, writ or judgment is in excess of $30,000,000, is not insured by an insurance carrier which has acknowledged coverage in the amount of the claim without any reservation of rights or which has been ordered by a court of competent jurisdiction to pay such claim, and the judgment shall is not satisfied, released, discharged, vacated, fully bonded or stayed within 60 days after such judgment, writ, attachment or similar proceeding is entered.

(f)             Borrower or any Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Subsidiary or Borrower or any Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition and either (i) such proceeding or petition shall continue undismissed for sixty (60) days or (ii) an order for relief or decree approving or ordering any of the foregoing shall be entered; or Borrower or any Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors; provided, however, that any of the foregoing events is solely applicable to one or more Subsidiaries, it shall only be an Event of Default if such event could reasonably result in a Material Adverse Effect.

(g)             Except as otherwise permitted herein, the dissolution or liquidation of Borrower or any Subsidiary Guarantor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Subsidiary Guarantor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Subsidiary Guarantor.

(h)             The occurrence of any of the following:

(i)           an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 30% or more of either (i) the then outstanding shares of common stock of Borrower (the “Outstanding Borrower Common Shares”), or (ii) the combined voting power of the then outstanding voting securities of Borrower entitled to vote generally in the election of directors (the “Outstanding Borrower Voting Securities”); excluding, however, the following: (a) any acquisition directly from the Borrower of Outstanding Borrower Common Shares and Outstanding Borrower Voting Securities, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Borrower, (b) any acquisition by Borrower or any Person directly or indirectly controlled by Borrower, and (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Borrower or any Person directly or indirectly controlled by Borrower; or

(ii)           individuals who, as of the date of this Agreement, constitute the Board of Directors of Borrower (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Incumbent Board; provided, however, that any individual who becomes a member of such Incumbent Board subsequent to the effective date of this agreement, whose election, or nomination for election by Borrower’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board shall not be so considered as a member of the Incumbent Board.

SECTION 6.2.                                   REMEDIES.  Upon the occurrence of any Event of Default:  (a) all Indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice (and with respect to any Event of Default described in paragraph (f) above, shall without notice) become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security, if any, for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party, if applicable, pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.                                   NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.                                   NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:            INTERMEC, INC.
6001 36th Avenue West
Everett, Washington 98203-1264
Attention: Treasury Department
Facsimile:

BANK:                      WELLS FARGO BANK, NATIONAL ASSOCIATION
205 108th Avenue Northeast, Suite 600
Bellevue, Washington 98004
Facsimile: (425) 450-8097
Attention: Gloria M. Nemechek

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by facsimile, upon receipt.

SECTION 7.3.                                   COSTS, EXPENSES AND ATTORNEYS' FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents and (b) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person.

SECTION 7.4.                                   SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents; provided, that as long as no Event of Default has occurred and is continuing, Bank’s rights to sell, assign or transfer, but not participate, its rights as provided in this sentence shall be subject to Borrower’s reasonable consent (which consent shall not be unreasonably withheld or delayed).  In connection therewith, Bank may disclose to any potential transferee or participant that agrees to comply with the confidentiality provisions set forth in Section 7.5, all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Subsidiary or the business of such Subsidiary, or any collateral required hereunder, if any.

SECTION 7.5.                                   CONFIDENTIALITY.  Bank hereby agrees to use commercially reasonable efforts to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with customary procedures for handling confidential information of this nature and in accordance with Bank’s customary practices; except that any such confidential information may be disclosed: (i)  if required by subpoena or similar order of any court of competent jurisdiction, (ii)  if required to be disclosed to any regulatory or administrative governmental agency or commission having any regulatory authority over Bank, (iii) to any other party to this Agreement, (iv) to any affiliate of Bank so long as such affiliate agrees to be bound by the provisions of this Section 7.5 prior to the time of such disclosure, (v) to any prospective transferee or participant so long as such Person agrees to be bound by the provisions of this Section 7.5 prior to the time of such disclosure, (vi) to any Person if such information shall have been already publicly disclosed (other than as a result of disclosure by Bank or any other Person bound by a confidentiality agreement with Borrower or any of its Subsidiaries known to Bank), (vii) in connection with the preparation, negotiation or administration or enforcement of this Agreement or the exercise of any right or remedy under this Agreement, to the counsel, auditors, professional advisors and consultants, and accountants to Bank and (viii) if required in connection with any legal proceedings instituted by or against Bank.

SECTION 7.6.                                   ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.7.                                   NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.8.                                   TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.9.                                   SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.10.                                   COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.11.                                   GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the conflict of laws provisions thereof, and any applicable laws of the United States.

SECTION 7.12.                                   USA PATRIOT ACT NOTICE.  Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies Borrower and each Subsidiary Guarantor, which information includes the name and address of such Persons and other information that will allow Bank to identify such Persons in accordance with the Patriot Act.

SECTION 7.13.                                   EFFECTIVE DATE.  This Agreement and the other Loan Documents shall only become effective on the Effective Date.  If the Effective Date does not occur before April 15, 2011, (i) this Agreement and the other Loan Documents shall be null and void, (ii) the relevant parties shall not be required to execute the Security Agreement, the Guaranties, the Line of Credit Note and the other Loan Documents and (iii) the Original Loan Documents shall remain in full force and effect.

SECTION 7.14.                                   ARBITRATION.

(a)           Arbitration.  Any claim, dispute or controversy between or among the parties to this Agreement (including their respective employees, officers, directors, attorneys, and other agents), that in any way arises out of or relates to (i) any credit subject to this Agreement, (ii) any of the Loan Documents and/or their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (iii) any requests for additional credit, shall, upon demand by any party to this Agreement, be submitted to final, binding and confidential arbitration before the American Arbitration Association (“AAA”) or such other administrator to which the parties may mutually agree.  (For ease of reference only, and without limitation, all further references to the arbitration administrator shall be to the “AAA.”)

(b)           Governing Rules.  Any arbitration proceeding initiated pursuant to this Agreement shall, unless otherwise agreed by the parties to the arbitration, (i) take place in Washington, in a location selected by the arbitrator; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, in accordance with its optional procedures for large, complex commercial disputes.  (The optional procedures for large, complex commercial disputes are referred to herein, as applicable, as the “Rules”.)  In the event of any conflict between the terms or procedures of this Agreement and the Rules, the terms and procedures herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by another party shall bear all costs and expenses (including attorneys’ fees) incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)           No Waiver of Provisional Remedies, Self-Help and Foreclosure.  This arbitration provision shall not limit the right of any party to (i) foreclose against real or Personal property collateral if any; (ii) exercise self-help remedies relating to collateral if any or proceeds of collateral if any such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this section (c).

(d)           Arbitrator Qualifications and Powers.  Any claim, dispute or controversy subject to arbitration hereunder in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator who shall be selected according to the Rules, and who shall not render an award of more than $5,000,000 (exclusive of fees and costs).  Any claim, dispute or controversy subject to arbitration hereunder in which the amount in controversy exceeds $5,000,000 shall be decided by a panel of three arbitrators (and by at least a majority of the three-member panel).  In cases in which a three-member panel is required, all three arbitrators must participate in all hearings and deliberations.  Any arbitrator selected pursuant to this Agreement must be an attorney licensed to practice in either California or Washington, or a retired judge of the state or federal courts within either California or Washington, in the case of an attorney, with no less than ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  If arbitrability is disputed, then the arbitrator(s) shall determine whether an issue is arbitrable and in all cases shall give effect to the statutes of limitation in adjudicating any claim.  The arbitrator(s) shall, with or without oral argument (at his, her or their discretion), rule upon any motions to dismiss (or demurrers) or motions for summary adjudication or summary judgment.  The arbitrator(s) shall resolve all disputes in accordance with the substantive law of Washington, and may grant any remedy or relief that a state or federal court within Washington could grant within the scope hereof, and such ancillary relief as is necessary to make effective any award.  The arbitrator(s) may impose sanctions, award fees and costs to any prevailing party, and take such other action as may be necessary in the interest of justice to the extent that a court may do so pursuant to the Federal Rules of Civil Procedure, the civil procedure rules of the State of Washington or other applicable law.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)           Discovery.  Discovery shall be permitted in accordance with the Rules.  All discovery shall be limited to matters directly relevant to the dispute being arbitrated and must, absent an agreement by the parties or by order of the arbitrator(s) for good cause shown, be completed no later than 20 days before the hearing.  All discovery disputes shall be subject to final resolution by the arbitrator(s).  The procedure for submitting discovery disputes to the arbitrator(s) for resolution shall be determined by the arbitrator(s).

(f)           Class Proceedings and Consolidations.  No party hereto may join or consolidate disputes by or against any other Person in any arbitration proceeding initiated under this Agreement, except for Subsidiary Guarantors, or to include in any arbitration hereunder any dispute as a representative or member of a class, or to act in any arbitration hereunder in the interest of the general public or in a private attorney general capacity.

(i)           Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrator(s) and the parties shall take all steps necessary to conclude any arbitration proceeding initiated under this Agreement within 180 days of the filing of the arbitration demand.  No arbitrator or other party to the arbitration proceeding may disclose the fact or subject matter of the arbitration proceeding, or the content or results thereof, except for disclosures of information by a party required in the course of the arbitration, or in the ordinary course of its business, or by any applicable law or regulation.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)           Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on January 14, 2011.

WELLS FARGO BANK,
INTERMEC, INC.                                                                        NATIONAL ASSOCIATION

By: _/s/ Robert Driessnack_________                                        By: _/s/ Gloria M. Nemecheck_________
      Gloria M. Nemechek, Vice President
Title:__SVP and CFO_____________

EXHIBIT A

Defined Terms

(A)    As used in the Loan Documents, the following terms shall have the meanings set forth below:

"Alternative Currency" means any currency, other than Dollars routinely offered by Bank to its commercial customers.

"Applicable Rate" means the applicable rate set forth on the pricing grid attached as Exhibit B.  Until adjusted as provided below, the applicable rates shall be the Tier 3 rates.  Bank shall determine the applicable tier on such grid on a quarterly basis commencing with the financial statements for Borrower's first fiscal quarter in 2011 (the "Q1 Financials"), based on Borrower's Total Funded Debt to EBITDA.  Each quarterly adjustment shall be effective on the first Business Day of the month following the month during which Bank receives Borrower's most current fiscal quarter-end financial statements contained in Borrower’s 10K or 10Q report filed with the Securities and Exchange Commission (“SEC”); provided that if the Q1 Financials result in a tier other than Tier 3, such adjustment shall be effective as of the Effective Date and Borrower shall be credited for any interest paid in excess thereof.

"Bank Product Agreement" means any agreement entered into by Borrower with Bank or any affiliate of Bank in connection with any financial accommodation extended to Borrower (other than pursuant to the Credit Agreement) including, without limitation:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, and (g) transactions under Hedge Contracts.

"Bank Product Obligations" means all of Borrower's obligations under Bank Product Agreements, whether absolute or contingent, due or to become due, now existing or hereafter arising.

"Base Rate" means, for any day, an interest rate per annum equal to the higher of (a) the rate of interest most recently announced by Bank at its principal office as its prime rate, with any change in the prime rate to be effective as of the day such change is announced by Bank and with the understanding that the prime rate is one of Bank's base rates used to price some loans and may not be the lowest rate at which Bank makes any loan, and is evidenced by the recording thereof in such internal publication or publications as Bank may designate and (b) the Federal Funds Rate on such day plus 100 basis points.  Any change in such rate shall take effect at the opening of business on the day such change is announced.

"Base Rate Loan" means each advance of credit under Section 1.1(a) of the Credit Agreement that bears interest at the Base Rate.

"Borrower's Total Funded Debt to EBITDA" means, as of any time, the following determined on a rolling 4-quarter basis as of the most recently completed quarters:  the ratio of (a) the sum of all of Borrower's obligations for borrowed money (including subordinated debt and the aggregate amounts available to be drawn under outstanding Letters of Credit) plus all capital lease obligations to (b) Borrower's net income before tax for such period plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense for such period, plus any of the following for such period to the extent decreasing net income:  (i) any non-cash compensation expense recorded from grants of stock appreciation, stock options, restricted stock or other similar rights to officers, directors and other employees, (ii) any non-cash item or deduction recorded in accordance with any change in GAAP during or effective as of such period, (iii) any other non-cash item (other than any non cash charges to the extent such charges represent an accrual of or reserve for cash expenditures in any future period) and (iv) extraordinary, non-recurring or one time expenses, losses or charges not to exceed $10,000,000 for such period, plus Historical EBITDA for such period, plus Target Acquisition Costs for such period.

"Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in Washington are authorized or required by law to close.

"Collateral" means, with respect to each Grantor, (a) all of Grantor's property and rights in and to property (except real property and Excluded Equity Interests), including all Patents, Patent Licenses, Pledged Equity, Trademarks, Trademark Licenses, accounts, instruments, chattel paper, deposit accounts, documents, general intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, and investment property (other than Excluded Equity Interests); (b) all products, proceeds, rents and profits of the foregoing; (c) all of Grantor's books and records related to any of the foregoing; and (d) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which Grantor now has or hereafter acquires any rights.

"Commitment" means Bank's obligation to extend credit to Borrower under the Credit Agreement.

"Credit Agreement" means that certain Amended and Restated Credit Agreement between Borrower and Bank dated on January 14, 2011, as amended from time to time.

"Daily One Month LIBOR Rate" means, for any day, the rate of interest determined by Bank as of such day to be equal to LIBOR then in effect on such day for delivery for a one month period.

"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States of America or other applicable state or foreign jurisdiction from time to time in effect and affecting the rights of creditors generally.

"Dollars" and the symbol "$" means lawful money of the United States.

"Dollar Equivalent Amount" means, at any time, with respect to any amount denominated in an Alternative Currency, the equivalent amount thereof in Dollars as determined by Bank at such time on the basis of the current rate quoted by the Bank for the immediate purchase and settlement of an Alternative Currency (determined in respect of the most recent Revaluation Date); provided, however, that if on any Revaluation Date Borrower is party to a currency hedge agreement with Bank applicable to the relevant Alternative Currency, and the term of such hedge agreement expires on or after the next Revaluation Date, the Dollar Equivalent Amount with respect to such Alternative Currency shall be equal to the hedged rate reflected in such currency hedge agreement.

"Domestic Subsidiary" means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

"Effective Date" means, subject to Section 7.13 of the Credit Agreement, the first date on or after Borrower closes the Target Acquisition on which Borrower has delivered the agreements, documents and other items identified in Section 3.1 of the Credit Agreement.

"Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Event of Default" has the meaning specified in Section 6.1 of the Credit Agreement.

"Excluded Equity Interests" means outstanding Equity Interests of a Foreign Subsidiary entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in excess of 65% of the total of such outstanding Equity Interests entitled to vote.

"Federal Funds Rate" means, for any day, the weighted average of the per annum rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers as published by the Federal Reserve Bank of New York for such day (or, if such rate is not so published for any day, the average rate quoted to Bank on such day by three Federal funds brokers of recognized standing selected by Bank).

"Floating Rate Loan" means each advance of credit under Section 1.1(a) of the Credit Agreement that is not a LIBOR Loan and is outstanding at a time when the Base Rate is not the applicable interest rate.

"Fixed Rate Term" means a period commencing on a Business Day and continuing for 1, 2 or 3 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000); and provided further, that no Fixed Rate Term shall extend beyond the Maturity Date.  If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"GAAP" means generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Grantor" means each Person that is identified as a "Grantor" under the Security Agreement, and as of the Effective Date the Grantors are Borrower, Intermec IP Corp., Intermec Technologies Corporation, Intermec International Incorporated and Vancouver Acquisition Corporation.

"Guaranty" means a Continuing Guaranty substantially in the form attached as Exhibit D to the Credit Agreement, executed by a Subsidiary Guarantor.

"Hedge Contract" means  (a) any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any transaction of any kind, and the related confirmations, that is subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

"Historical EBITDA" means, for any period before the Effective Date, the following attributable to the business activity associated with the assets acquired in the Target Acquisition: net income before tax for such period plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense for such period.

"Indebtedness" means (a) all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all obligations arising under letters of credit, bankers' acceptances, bank guaranties, surety bonds and similar instruments, (c) all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) all obligations in respect of capital leases and (e) all obligations secured by a Lien on property whether or not recourse is limited.

"Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"LC Application" has the meaning specified in Section 1.1(b) of the Credit Agreement.

"Letter of Credit" means either a standby or a sight commercial letter of credit.

"LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:
LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i)             "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank  as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies.  Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)             "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for reasonably expected changes in such reserve percentage during the applicable Fixed Rate Term.

"LIBOR Loan" means each advance of credit under Section 1.1(a) of the Credit Agreement for which Borrower has elected a Fixed Rate Term pursuant to Section 2(b) of the Line of Credit Note.

"Lien" means any mortgage, pledge, lien, claim, charge, encumbrance, security interest or conditional sale agreement, capital lease or other title retention agreement against or with respect to any of Borrower's property or interests in property.

"Line of Credit" has the meaning specified in Section 1.1 of the Credit Agreement.

"Line of Credit Note" means the Replacement Revolving Line of Credit Promissory Note, in the form attached to the Credit Agreement as Exhibit C, executed by Borrower and dated as of the Effective Date.

"Loan Documents" means this Agreement and the agreements and documents identified in Section 3.1(a), (b) and (c) of the Credit Agreement and each promissory note, contract, instrument and other document required thereby or at any time hereafter delivered to Bank in connection therewith.

"Major Secured Obligations" means all of Borrower's interest rate swap/hedge obligations to Bank and all of Grantors' obligations under the Loan Documents, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest that accrues after the commencement of any case or proceeding by or against a Grantor under any Debtor Relief Law, whether or not allowed in such case or proceeding.

"Material Adverse Effect" means (a) a material adverse effect on the business, properties, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of Borrower’s ability to repay its obligations to Bank, (c) a material adverse effect on the legality, validity or enforceability of this Agreement or the other Loan Documents.

“Maturity Date” means the third anniversary of the Effective Date.

“Original Loan Documents” means the Existing Credit Agreement, the Revolving Line of Credit Note executed by Borrower, the Continuing Guaranty executed by Intermec IP Corp and the Continuing Guaranty executed by Intermec Technologies Corporation, each dated September 27, 2007.

"Patent License" means any agreement, whether written or oral, providing for the grant by or to Grantor of any right to manufacture, use or sell any invention covered by a Patent.

"Patents" means (a) all letters patent of the United States or any other country and all reissues and extensions thereof, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof.

"Permitted Liens" means Liens granted in the Loan Documents and any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens described on Schedule 1(a) to the Security Agreement, (b) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (c) Liens imposed by law, such as materialmen’s, mechanics, carriers, landlord’s, workmen’s and repairmen’s Liens and other similar common law and statutory Liens arising in the ordinary course of Borrower’s business securing obligations that are not overdue for a period of more than 30 days; (d) pledges or deposits to secure obligations unemployment insurance, under workers’ compensation, labor or pension laws or similar legislation or to secure public or statutory obligations; (e) zoning or deed restrictions, easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (f) purchase money Liens or capital leases on assets acquired by Grantor in the ordinary course of business provided that each such Lien attaches to the acquired property concurrently with its acquisition and the aggregate, outstanding principal amount of all Indebtedness secured thereby does not exceed $20,000,000; (g) any Lien which arises in connection with judgments or attachments (i) the occurrence of which does not constitute an Event of Default and (ii) the execution or other enforcement of such Lien is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; (h) deposits or cash pledges securing performance of contracts, bids, tenders, leases, statutory obligations, surety and appeal bonds (other than contracts for the payment of indebtedness for borrowed money) arising in the ordinary course of business; (i) any transfer of a check or other medium of payment for deposit or collection, or any similar transaction in the ordinary course of business; (j) Liens for security deposits to secure the performance of operating leases and deposits received from customers, in each case, in the ordinary course of business; (k) licenses and sublicenses of intellectual property granted to third parties or Subsidiaries in the ordinary course of business; (l) Liens in favor of customs and revenue authorities as a matter of law to secure payment of customs duties in connection with the importation of goods; and (m) Liens on assets acquired pursuant to acquisitions permitted under the Loan Documents; provided that (1) such Liens were not created in contemplation of such acquisition, (2) such Liens do not extend to or cover any other assets or property (other than proceeds or products thereof), (3) such Liens cover only specific property and none is a "blanket" Lien on any category or type of property and (4) the total obligations secured by such Liens does not exceed 10% of the book value of the assets acquired.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (or political subdivision or agency thereof).

"Plan" means any defined benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any Subsidiary.

"Pledged Equity" means the outstanding Equity Interests set forth on Schedule 1(b) to the Security Agreement, in each case together with the certificates (or other agreements or instruments), if any, representing such shares, and all options and other rights, contractual or otherwise, with respect thereto, including, but not limited to, the following:

(1)             all Equity Interests (other than Excluded Equity Interests) representing a dividend thereon, or representing a distribution or return of capital upon or in respect thereof, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder thereof, or otherwise in respect thereof; and

(2)             in the event of any consolidation or merger involving the issuer thereof and in which such issuer is not the surviving Person, all shares of each class of the Equity Interests (other than Excluded Equity Interests) of the successor Person formed by or resulting from such consolidation or merger, to the extent that such successor Person is a direct Subsidiary of Grantor.

"Post-Acquisition Restructuring" means the post- Target Acquisition transfer of certain ownership interests and licenses between (i) Borrower and Subsidiaries and (ii) Vancouver Acquisition Corporation and its subsidiaries for the purpose of integrating the target company and its subsidiaries into the operations of the Borrower and Subsidiaries; provided, however, in no event shall Post-Acquisition Restructuring include any assets of Borrower or any Subsidiary Guarantor (other than equity of a Subsidiary that is not a Subsidiary Guarantor) owned by Borrower or any Subsidiary Guarantor immediately before the Target Acquisition.

"Reportable Event" has the meaning specified in Section 2.9 of the Credit Agreement.

"Responsible Officer" means, with respect to Borrower or any Subsidiary Guarantor, the president, chief executive officer, chief financial officer or the treasurer of Borrower, or such Subsidiary Guarantor, as applicable.

"Revaluation Date" means each of the following: (a) with respect to any Letter of Credit denominated in an Alternative Currency, the date on which such Letter of Credit is issued, each date on which such Letter of Credit is increased or decreased, and the first Business Day of each week thereafter while such Letter of Credit is outstanding, and (b) such additional dates as Bank may determine during the continuance of an Event of Default.

"Secured Obligations" means (i) all of Grantors' obligations under the Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest that accrues after the commencement of any case or proceeding by or against a Grantor under any Debtor Relief Law, whether or not allowed in such case or proceeding and (ii) all of Borrower's obligations under Bank Product Agreements, whether absolute or contingent, due or to become due, now existing or hereafter arising.

"Security Agreement" means the Security and Pledge Agreement, in the form attached to the Credit Agreement as Exhibit E, dated as of the Effective Date among Borrower and the Subsidiary Guarantors, as debtors, and Bank, as secured party.

"Subsidiary" means, with respect to a Person, a corporation or other business entity the shares (or other equity interests) constituting a majority of the outstanding capital stock (or other form of ownership) or constituting a majority of the voting power in any election of directors (or shares constituting both majorities) of which are (or upon the exercise of any outstanding warrants, options or other rights would be) owned directly or indirectly at the time in question by such Person.  Unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of Borrower.

"Subsidiary Guarantor" means Intermec IP Corp., Intermec Technologies Corporation, Intermec International Incorporated and Vancouver Acquisition Corporation and each Domestic Subsidiary identified in Section 5.4 of the Credit Agreement that is required to become a Subsidiary Guarantor has entered into a Guaranty and has become a grantor of a security interest under the Security Agreement.

"Tangible Net Worth" means, as of the date of determination, the total of Borrower's stockholders' equity plus Indebtedness of Borrower subordinated to Borrower's Indebtedness to Bank on terms acceptable to Bank less consolidated intangible assets.

"Target Acquisition" means the acquisition contemplated by that certain letter of intent between Borrower and Vocollect, Inc. dated November 30, 2010.

"Target Acquisition Costs" means costs and expenses incurred in 2011 and 2012 for the Target Acquisition, including, without limitation, expenses for change of control and retention payments and equity-based compensation, up to an aggregate of $7,500,000 for 2011 and $2,500,000 for 2012.

"Trademark License" means any agreement, written or oral, providing for the grant by or to Grantor of any right to use any Trademark.

"Trademarks" means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and (b) all renewals thereof.

"UCC" means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

(B)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(C)    The words "herein," "hereto," "hereof," and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.  Article, Section, Exhibit and Schedule references are to the Loan Document in which such references appear.  The term "including" is by way of example and not limitation.  The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

EXHIBIT B

Pricing Grid

Tier	Borrower's Total Funded Debt to EBITDA	Applicable Rate for LIBOR Loans	Applicable Rate for Floating Rate Loans	Applicable Rate for Base Rate Loans	Standby Letter of Credit Fee	Unused Line Fee
3	2.00 to 1.00 or greater	1.75%	1.75%	0.75%	1.75%	0.25%
2	1.00 to 1.00 or greater but less than 2.00 to 1.00	1.50%	1.50%	0.50%	1.50%	0.20%
1	Less than 1.00 to 1.00	1.25%	1.25%	0.25%	1.25%	0.15%